EBITDA Improves $210,000 and Remains Positive for 3rd Consecutive Quarter; Company On Track To Complete Merger with DirecTech

MINNEAPOLIS--(BUSINESS WIRE)--Multiband Corporation, (NASDAQ:MBNDD - News), one of the nation's largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, announced today results for its second quarter for the period ended June 30, 2007. The Company recorded revenues of $3,921,726 for its second quarter of 2007, compared to $4,501,737 in the second quarter of 2006. Second quarter 2007 revenues were impacted by the sale of approximately 14,000 owned Revenue Generating Units, which revenues were included in the 2006 second quarter results. The Company throughout 2007 intends to continue to strategically sell certain owned assets and redeploy the proceeds from those assets into facilitating growth of its managed subscriber services, including its support center and its master system operator program. The Company believes it can increase revenues and improve profitability by selling its support center services to its network of system operators and by providing ancillary programs for voice and data services to that same network.

Selling, general and administrative expenses declined from $2,909,038 in the second quarter of 2006 to $2,308,426 in the second quarter of fiscal 2007, while depreciation and amortization declined from $1,308,614 to $995,068 primarily as a result of a lower number of owned subscribers.

Second quarter EBITDA, a non-GAAP measure (earnings before interest, taxes, depreciation, amortization, and other non cash charges) was approximately $160,000 compared to a loss of $50,000 in the second quarter of 2006, an improvement of approximately $210,000.

The Company had a net loss of approximately $1.25 million, compared to a net loss of approximately $1.7 million a year ago. The net loss includes approximately $1.45 million from non-cash amortization, depreciation, and other non-cash charges associated with stock and warrant issuance.

Revenues in the second quarter of fiscal year 2007, for the MCS segment, decreased 24.4% to $1,404,398 as compared to $1,858,520 in the second quarter of fiscal 2006. Revenues in the second quarter of 2007 for the MDU segment decreased 4.8% to $2,517,328 as compared to $2,643,217 in the second quarter of fiscal 2006. However, the MDU segment numbers, which include net agent fee revenues for owned subscribers, were impacted by the sale of owned subscribers primarily to Consolidated Smart Systems of Los Angeles. Adjusted for those one time events, revenues for the segment grew organically for managed subscribers by 3%. Revenues generated by a shift in focus from owning subscribers to managing them and providing call and support center functions generated more efficient operating margins resulting in the improved EBITDA. Additionally, the Company anticipates additional call and support center revenues to be added in future quarters as the transition from owning to managing matures.

"Our quarterly results reflect continued improvement in the Company's operating results due to the decision to sell certain subscribers while maintaining the servicing rights," said James L. Mandel CEO of Multiband. "The sale of these subscribers, while maintaining ongoing servicing rights, not only provides us with compelling economics, but furthers our strategic goal of servicing, rather than owning, our subscribers. In addition, the recently announced non-binding letter of intent to merge with DirecTech will dramatically change the Company, once consummated. DirecTECH's national teams of technicians already offer provisioning services. This will create for Multiband the opportunity to cross-sell additional telephone and Internet services to the combined customer base that will result from the merger. The new company's ability to offer a Triple Play makes DIRECTV a more competitive alternative to cable television and allows DirecTECH to further solidify its relationship with the customers it serves. We remain highly focused on completing this transaction prior to year-end. Clearly, with pro-forma revenues of approximately $200 million, Multiband will be a much more formidable competitor in this exciting and growing industry."

Subsequent to the end of the quarter, the Company entered into a non-binding letter of intent which sets forth the proposed terms of a transaction under which Multiband and DirecTECH Holding Company, Inc. ("DTHC") will merge into a combined entity ("New Multiband").If the merger occurs, New Multiband will acquire closely-held DTC in an all-stock transaction. The parties intend to enter into a definitive agreement by the end of September and to complete the merger prior to year-end. DirecTECH provisions home satellite television for DIRECTV in approximately 32 cities covering 20% of the country. The company is estimated to provision satellite television service for approximately 1.5 million customers annually. New Multiband is expected to have approximately 3,000 employees. The two companies had pro forma 2006 unaudited revenue of approximately $200 million.

Subsequent to the end of the second quarter, the Company executed an asset purchase agreement to sell 11,166 subscribers and the related access agreement and telecommunication assets located in 189 multi-family properties to MDU Communications. Concurrent with the signing of the agreement, the Company closed on the initial sale of 7,280 subscribers located in 157 properties. The parties expect to close on the balance of 3,886 subscribers in 24 properties by the end of the third quarter. The acquisition purchase price was $4.01 million payable in cash at the closings. Additional payments may accrue to Multiband over the next two year period based on certain property and subscriber performance criteria. Additionally, the sale agreement provides for the provisioning of call and support center services by Multiband to MDU Communications.

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as, a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company's non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company's EBITDA to our consolidated net loss as computed under GAAP.

Multiband Corporation and Subsidiaries
Second Quarter 10-Q
June 30, 2007

	Three Months Ended
	June 30,	June 30,
	2006	2007
Selected Data
Revenues	$4,501,737	$3,921,726

EBITDA (not including discontinued operations)	$(48,496)	$161,090
Net Interest Expense (Cash and non-cash)	(250,890)	(168,010)
Depreciation & Amortization	(1,363,397)	($995,068)
Gains/Losses,Taxes and Other Non Cash Expense associated with
Stock Issuance and Provisions for doubtful accounts and inventory reserves	(280,604)	(277,991)

Net Loss	$(1,943,387)	$(1,279,979)

Contact:
Multiband Corporation
James L. Mandel, 763-504-3000
or
CEOcast, Inc.
Andrew Hellman, 763-504-3000